Exhibit 12.1

King & Spalding LLP 1180 Peachtree Street NE, Suite 1600
Atlanta, GA 30309-3521
Tel: +1 404 572 4600
Fax: +1 404 572 5100 www.kslaw.com

October 24, 2019

Jamestown Invest 1, LLC

Ponce City Market

675 Ponce de Leon Avenue, NE

7th Floor

Atlanta, Georgia 30308

Re:	Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK No. 0001751158) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by Jamestown Invest 1, LLC, a Delaware limited liability company (the “Company”) of up to $50,000,000 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of a member of the board of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act (the “DLLCA”).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of those certain Subscription Agreements between investors and the Company, a form of which is included in the Offering Statement as Exhibit 4.1, the Shares will be, when sold, validly issued and purchasers of the Shares will not have any obligation to make payments to the Company or its creditors (other than the purchase price for the Shares and except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the DLLCA) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP